Exhibits 99.1

May 21, 2015

David M. Henderson

15 Sunset Hill Road

Branford, CT 06405

Dear David,

We are pleased to offer you the position of Senior Vice President & Chief Financial Officer, at an annual salary of $240,000, paid bi-weekly. Pending approval from the Board of Directors, you would be eligible to receive options to acquire 100,000 shares of PASSUR stock to be awarded in two tranches: 75,000 upon employment and 25,000 after six months of satisfactory performance. The options would have a vesting period of five years and be priced at the price of the stock on the award date.

You would also be eligible for consideration for an annual discretionary bonus of up to 40% of your annual compensation should both you and the company achieve annual goals and objectives. (There are no guarantees that any bonus will be paid out in any year.) We will execute an agreement providing you a payment of nine months base salary in the event a change in control of the company causes a termination of your employment within nine months of the change that is either involuntary or voluntary for “Good Reason.” Good Reason shall be defined as (1) a material reduction of your authority or responsibilities, (2) a reduction in your base salary or bonus earning potential, or (3) a change in the geographic location of your principal workplace that is further from your residence than our office at the time of the change in control.

As an employee of PASSUR Aerospace, you would be eligible for the employee benefits that include vacation (20 paid days) and ten paid holidays annually. You would be eligible to participate in the company’s 401K program after 6 months of employment (as per the plan).

We will send you two documents in the next few days. One is a non-compete and confidentiality document, which you should thoroughly review and which you must sign and return within a week after accepting this offer as a condition of your PASSUR employment. The second is a document you must complete and sign authorizing a PASSUR vendor to conduct a background check on you. This offer is conditioned on a satisfactory background check.

By signing this offer letter, you will acknowledge the following: I understand that PASSUR extended an offer of employment to me on the understanding that my employment with PASSUR and performance of any and all duties of the offered position would not violate any legal obligations I have to any person or organization. I confirm this understanding and acknowledge PASSUR's reliance on this confirmation.

This letter contains all the terms of PASSUR'S offer and supersedes all previous written, or oral offers and representations. This offer is valid for 10 days from the date hereof.

Sincerely,

/s/ James T. Barry

James T. Barry

President & CEO

Acknowledge and agree:

I have reviewed the offer presented to me and find the offer and its contingencies acceptable. I further make the acknowledgement set forth. Subject to resolution of all contingencies, I will be prepared to commence employment on _________________ [Tentative Start Date]

/s/ David Henderson	May 21, 2015
Name/Signature	Date

David Henderson